As filed with the Securities and Exchange Commission on May 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED PARCEL SERVICE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-2480149
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

55 Glenlake Parkway, N.E.,

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan

United Parcel Service, Inc. Discounted Employee Stock Purchase Plan

UPS Deferred Compensation Plan

(Full Title of the Plans)

Teri P. McClure

Senior Vice President, General Counsel and Corporate Secretary

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

(404) 828-6000

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copies to: Jeffrey M. Stein King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, $.01 par value per share	United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan	27,000,000 shares	(1)	$76.26	(2)	$2,059,020,000	(2)	$235,964	(3)
Class A common stock, $.01 par value per share	United Parcel Service, Inc. Discounted Employee Stock Purchase Plan	20,000,000 shares	(1)	$76.26	(2)	$1,525,200,000	(2)	$174,788
Deferred compensation obligations	UPS Deferred Compensation Plan	$10,000,000	(1)	100%		$10,000,000	(4)	$1,146
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan or the Discounted Employee Stock Purchase Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s class A common stock. The deferred compensation obligations under the UPS Deferred Compensation Plan are general unsecured obligations of the registrant to pay deferred compensation from time to time in the future in accordance with the terms of the plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s Class B common stock, into which shares of Class A common stock are convertible, as quoted on the New York Stock Exchange on May 14, 2012.

(3)

The registrant filed a Registration Statement on Form S-8 (File No. 333-159744) (the “Prior Registration Statement”) on June 4, 2009, which registered an aggregate of 80,000,000 shares of class A common stock pursuant to the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, of which 18,909,410 remain unsold (the “Unsold Securities”). Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes the Unsold Securities and the Registrant is continuing to apply the previously paid filing fee of $52,398 associated with the Unsold Securities. As a result, a filing fee of $183,566 is being paid herewith with respect to the securities being registered under the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan. Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the following:

(1)                                  27,000,000 shares of Class A common stock, $.01 par value per share, of United Parcel Service, Inc. (the “Registrant”), to be issued to eligible employees and directors of the Registrant or a subsidiary pursuant to the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”). The 2012 Plan includes 8,090,590  newly authorized shares and 18,909,410 unissued shares that were previously authorized for issuance under the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan.  If any award granted under the 2012 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards again will be available for use under the 2012 Plan.

(2)                                  20,000,000 shares of Class A common stock, $.01 par value per share, of the Registrant to be issued to eligible employees of the Registrant or a subsidiary pursuant to the United Parcel Service, Inc. Discounted Employee Purchase Plan, as amended (the “DESPP”). The shares under the DESPP include 18,816,743 newly authorized shares and 1,183,257 unissued shares that were previously authorized for issuance under the DESPP.

(3)                                  $10.0 million in deferred compensation obligations (the “Deferred Compensation Obligations”), which consist of general unsecured obligations of the Registrant to pay deferred compensation from time to time in the future in accordance with the terms of the UPS Deferred Compensation Plan, as amended (the “DCP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plans, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)                                  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 27, 2012;

(b)                                 the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 7, 2012;

(c)                                  the Registrant’s Current Reports on Form 8-K filed on February 17, 2012 and March 23, 2012, April 13, 2012 and May 7, 2012; and

(d)                                 the description of the Registrant’s common stock, $.10 par value per share, contained in Item 14 of the Registrant’s Registration Statement on Form 8-A, filed with the SEC in April 1970, as updated by Item 5 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998, and as modified by the description of the class A common stock contained in the Registrant’s Registration Statement on Form S-4 (No. 333-58268). The Registrant succeeded to the 1934 Act registration of United Parcel Service of America, Inc. pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The Registrant’s Restated Certificate of Incorporation, as amended, does not provide for indemnification of its directors and officers, but the Registrant’s Bylaws provide that it must indemnify its directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

5.1	Opinion of King & Spalding LLP.

10.1

United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement for the 2012 Annual Meeting of Shareowners, filed on March 12, 2012).

10.2

Amendment Number Three to United Parcel Service, Inc. Discounted Employee Stock Purchase Plan, as amended and restated (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed on May 7, 2012).

10.3	UPS Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.11 to the 2010 Annual Report on Form 10-K, filed on February 28, 2011).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 15th day of May, 2012.

UNITED PARCEL SERVICE, INC.

By:	/s/ D. Scott Davis
D. Scott Davis
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Scott Davis and Teri P. McClure, jointly and severally, his or her attorneys-in-fact, each with power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Duane Ackerman	Director	May 3, 2012
F. Duane Ackerman

/s/ Michael J. Burns	Director	May 3, 2012
Michael J. Burns

/s/ D. Scott Davis	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2012
D. Scott Davis

/s/ Stuart E. Eizenstat	Director	May 3, 2012
Stuart E. Eizenstat

/s/ Michael L. Eskew	Director	May 3, 2012
Michael L. Eskew

/s/ William R. Johnson	Director	May 3, 2012
William R. Johnson

/s/ Candace Kendle	Director	May 3, 2012
Candace Kendle

/s/ Kurt P. Kuehn	Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2012
Kurt. P. Kuehn

/s/ Ann M. Livermore	Director	May 3, 2012
Ann M. Livermore

/s/ Rudy H. P. Markham	Director	May 3, 2012
Rudy H. P. Markham

/s/ Clark T. Randt, Jr.	Director	May 3, 2012
Clark T. Randt, Jr.

/s/ John W. Thompson	Director	May 3, 2012
John W. Thompson

/s/ Carol B. Tomé	Director	May 3, 2012
Carol B. Tomé

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of King & Spalding LLP.

10.1

United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement for the 2012 Annual Meeting of Shareowners, filed on March 12, 2012).

10.2

Amendment Number Three to United Parcel Service, Inc. Discounted Employee Stock Purchase Plan, as amended and restated (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed on May 7, 2012).

10.3	UPS Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.11 to the 2010 Annual Report on Form 10-K, filed on February 28, 2011).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).